Exhibit 10.8

200 Powder Mill Road Experimental Station E400/3213 Wilmington, DE 19803

April 4, 2019

Dr. David Mauro, MD, PhD

Dear David:

On behalf of Prelude Therapeutics Incorporated (“Prelude”), I am pleased to confirm our offer to you for the position of Chief Medical Officer subject to the terms and conditions outlined in this offer letter. The terms of your employment will be as follows:

Position and Duties

Beginning on April 29, 2019, you will serve as Chief Medical Officer reporting to Kris Vaddi, Chief Executive Officer and will perform your services at our Prelude’s offices at the Experimental Station in Wilmington, Delaware, except when you will be required to travel for business purposes. Your services may be periodically performed offsite based on the mutual agreement between yourself and the Chief Executive Officer.

Base Salary

Your annual base salary will be $375,000, paid in periodic installments in accordance with Prelude’s payroll policies. You will first become eligible to be considered for a merit increase in January 2020. Salary adjustments are in the discretion of the Company and are based upon a variety of factors including, without limitation, Company performance, individual performance, and competitive salaries. All payments made to you shall be subject to applicable tax withholdings and deductions.

Bonus

You will be eligible to participate in the Company’s performance bonus program. The target bonus for your position is 35% of your base salary (pro-rated in your initial year of hire). The amount of your actual bonus will be based upon your achievement of individual performance objectives and the Company’s achievement of corporate targets, each as established by the Chief Executive Officer or the Board of Directors. The performance bonus (if any) generally shall be paid within three months after year-end. In order to receive a performance bonus, you must be employed by the Company on the bonus payment date.

Stock Option Award

You will be awarded a stock option to purchase 350,000 shares of common stock of Prelude, subject to Board approval. Subject to continuing employment, the options will vest over four years from the date of grant with 25% of the total vesting on the first anniversary of your start date and the remainder vesting in equal monthly amounts over the next 36 months. Such stock option grant, if approved, will be subject to the terms and conditions established within the Company’s Equity Plan and a separate stock option agreement between you and the Company that sets forth the terms of the grant (e.g., number of shares, expiration date, and vesting schedule).

Benefits

You will be eligible to participate in the employee benefit plans that Prelude generally makes available to its full-time employees, subject to the terms and conditions of such plans, to the extent adopted and in effect after the date hereof. Furthermore, you will be eligible for 20 days of paid time off (PTO) each year. For 2019, your PTO allotment will be prorated based on your hire date. Upon the termination of your employment for any reason, Prelude will pay you for any accrued but unused PTO time.

Severance

In the event of the termination of your employment for any reason, the Company shall pay you the Accrued Obligations, defined as (1) your then-existing Base Salary through the date of termination (2) an amount equal to the value of any accrued unused paid time off that is required by law to be cashed out, and (3) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed, subject to the terms and conditions of the Company expense and reimbursement policies, as in effect from time to time. In addition, in the event the Company terminates your employment without Cause (as defined below), the Company shall provide you with the following termination benefits:

(i)

continuation of your then-existing Base Salary for a period of 9 months after the date of termination at the salary rate then in effect (“Salary Continuation Payments”) (solely for purposes of Section 409A on the Internal Revenue Code of 1986, as amended, each Salary Continuation Payment is considered a separate payment); and

(ii)

continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the date of the termination until the earlier of (i) six (6) months from the termination date; and (ii) the date you become eligible for health insurance benefits through another employer or otherwise become ineligible for COBRA; provided that, if the Company determines in its sole discretion that it cannot provide the COBRA benefits described herein without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide you with a taxable lump sum payment in an amount equal to the then unreimbursed monthly COBRA premiums, which lump sum payment will be made on the first regular payroll date after the 60th day following your termination of employment.

In the event the Company terminates your employment without Cause or you resign for Good Reason (as defined below), in each case in connection with or within 12 months following a Sale of the Company (as defined in the Company’s Voting Agreement), in lieu of the Salary Continuation Payments described above, the Company will make you a lump sum payment equal to 9 months of your then-existing Base Salary within 60 days of such termination (“Lump-Sum Severance”) and will fully accelerate the vesting of all outstanding Company stock options.

Payment of any form of severance or equity acceleration is subject to execution of a release of claims in a form satisfactory to the Company at time of termination, and such release becoming effective.

The Salary Continuation Payments shall commence the first payroll date after the 60th day following the date of termination (with payment of all amounts accrued through such date) and shall be made thereafter on the Company’s regular payroll dates.

“Cause” means any of the following: (i) dishonesty, embezzlement, misappropriation of assets or property of the Company; (ii) gross negligence, misconduct, neglect of duties, theft, fraud or breach of fiduciary duty to the Company; (iii) violation of federal and state securities laws; (iv) your breach of this offer letter, the Confidential Information Agreement or any other agreement between you and Company; (v) commission of or conviction of a felony, or any crime; (vi) your intentional breach of any written Company policy that has a material adverse effect on the Company or (vii) refusal to perform the duties assigned to you under or pursuant to this Agreement, which refusal has not been cured by you after having been given thirty (30) calendar days’ advance written notice by the Company of such a breach.

“Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any part of the following actions undertaken by the Company without your express prior written consent: (i) the material diminution in your responsibilities, authority and function; (ii) a material reduction in your Base Salary, provided that Good Reason shall not be deemed to have occurred in the event of a reduction in your Base Salary that is pursuant to a salary reduction program affecting all of the senior management of the Company and that does not adversely effect you to a greater extent than other similarly situated executives; or (iii) a change of 50 miles or more in the geographic location at which you must regularly report to work and perform services, except for required travel on the Company’s business. “Good Reason Process” means that (i) you have reasonably determined in good faith that a “Good Reason condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) you have cooperated in good faith with the Company’s efforts , for a period not less than thirty (30) days following such notice (“Cure Period”) to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exits; and (v) you terminate your employment within sixty (60) days after the end of the Cure Period if such condition remains uncured.

Conditions

This offer, and your employment pursuant to this offer, is conditioned upon the following:

•	Your return of this signed, unmodified letter to me no later than April 5, 2019.

•	Your ability to start work with Prelude on or before April 29, 2019.

•	Your execution of, and ongoing compliance with, the terms of a Confidentiality, Restrictive Covenant and Inventions Assignment Agreement.

•

Your delivery of and satisfactory review by Prelude of any restrictive covenant agreements to which you are subject, including any agreement containing non-competition restrictions or other provisions that would in any way preclude you from accepting this offer and working for Prelude or that would limit such employment.

•

Verification of your right to work in the United States. The 1986 Immigration Reform and Control Act required U.S. employers to ensure that all candidates for employment are legally authorized to work in the country. Therefore, you must furnish identification proving US Citizenship or authorization to work in the US.

All employees of Prelude are employed on an at-will basis, which means that either you or Prelude may terminate your employment by Prelude at any time. Our offer should not be construed as a guarantee of employment for any specific duration.

If you have any questions regarding this offer, please contact me. If not, please sign this letter to indicate your acceptance of the offer and return it to me by April 5, 2019.

We look forward to you accepting this offer and building a mutually rewarding relationship at Prelude.

Sincerely,

/s/ Kris Vaddi
Kris Vaddi
Chief Executive Officer
Prelude Therapeutics

Agreed and accepted, this 4 day of April, 2019

By:	/s/ David Mauro